Contact:	Joyce Thomas
Caesars Acquisition Company
(702) 880-4707

Caesars Acquisition Company Reports Second Quarter 2015 Results

LAS VEGAS, August 4, 2015 - Caesars Acquisition Company (NASDAQ: CACQ) today reported the following results for Caesars Growth Partners, LLC ("CGP LLC") for the second quarter 2015. Caesars Acquisition Company ("CAC") was formed to make an investment in CGP LLC, owns 100% of the voting membership units of CGP LLC and accounts for its investment under the equity method.

•
Achieved another record quarter in the Interactive Entertainment business unit with revenues and Adjusted EBITDA up 28.8% and 55.8% for the three-month period ended June 30, 2015 as compared to the three-month period ended June 30, 2014.

•
Generated solid growth in the Casino Properties and Developments business unit with revenues and Adjusted EBITDA up 32.6% and 47.9% for the three-month period ended June 30, 2015 as compared to the three-month period ended June 30, 2014.

•
Completed the room renovation at LINQ Hotel & Casino in early May 2015 and experienced robust performance at the property as a result. Completed the remaining property renovation at LINQ Hotel & Casino in July 2015.

Operating Results of CGP LLC
In May 2014, subsidiaries of CGP LLC acquired Bally’s Las Vegas, The Cromwell, The LINQ Hotel & Casino and Harrah’s New Orleans from subsidiaries of Caesars Entertainment Operating Company, Inc. ("CEOC"). Because these acquisitions were accounted for as transactions among entities under common control, the financial information herein includes the financial results for these properties as if those businesses were combined into the CGP LLC reporting entity through the May 2014 acquisition dates and consolidated into CGP LLC after the May 2014 acquisition dates. Therefore, the financial information contained herein provides comparable results for the periods presented.

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(In millions)	2015	2014		2015	2014
Interactive entertainment net revenues	$186.2	$144.6	28.8%	$362.8	$268.8	35.0%
Casino properties and developments net revenues	390.0	294.1	32.6%	779.9	586.1	33.1%
Total net revenues	576.2	438.7	31.3%	1,142.7	854.9	33.7%
Income from operations	98.4	45.0	118.7%	303.1	9.0	N/M
Net income/(loss) from continuing operations	37.0	10.5	252.4%	181.1	(3.1)	N/M
Net loss from discontinued operations	—	(0.6)	100.0%	—	(1.0)	100.0%
Adjusted EBITDA (1)	160.4	105.5	52.0%	308.4	207.4	48.7%
_____________________________________________________

(1)
Adjusted Earnings before Interest Income/Expense, Income Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure that is reconciled to its most comparable GAAP measure later in this release.

(2) N/M is defined as not meaningful.
Management Commentary
“Caesars Growth Partners, LLC reported another great quarter driven by growth in both of our business units,” said Mitch Garber, chief executive officer of Caesars Acquisition Company. “Our Interactive Entertainment business continues to record stellar results, primarily from our market leading social and mobile games business. During the second quarter, we completed the room renovation at The LINQ Hotel & Casino and are thrilled with the operating performance to date. We will continue to focus on these businesses to yield strong growth and we remain encouraged by the performance of our assets.”
Financial Results
Second Quarter 2015 results compared with Second Quarter 2014
Net revenues for the second quarter of 2015 were $576.2 million as compared to $438.7 million for the respective period in 2014, which was an increase of $137.5 million, or 31.3%. The increase in revenue for Caesars Interactive Entertainment, Inc. ("Caesars Interactive" or "CIE") was primarily driven by strong organic growth in the social and mobile games operating unit. The increase in revenues for Casino Properties and Developments was primarily a result of the openings of The Cromwell in May 2014 and Horseshoe Baltimore in August 2014, and renovations at The LINQ Hotel & Casino, partially offset by lower revenues at Harrah's New Orleans as a result of the smoking ban that went into effect in New Orleans in April 2015.
Income from operations for the second quarter of 2015 was $98.4 million as compared to $45.0 million for the same period in 2014, which was an increase of $53.4 million, or 118.7%. Adjusted EBITDA for the second quarter of 2015 and 2014 was $160.4 million and $105.5 million, respectively, which is an increase of $54.9 million, or 52.0%. The increases in Income from operations and Adjusted EBITDA were driven primarily by the income impact of increased revenues and improved marketing and operating expenses, partially offset by increased expenses resulting from the openings of The Cromwell and Horseshoe Baltimore.
Six Months Ended June 30, 2015 results compared with June 30, 2014
Net revenues for the six months ended June 30, 2015 were $1,142.7 million as compared to $854.9 million for the respective period in 2014, which was an increase of $287.8 million, or 33.7%. The increase in revenue for CIE was primarily driven by strong organic growth in CIE's social and mobile games, as well as the inclusion of six months of activity from Pacific Interactive in 2015 as compared to four months of activity in 2014. The increase in revenues for Casino Properties and Developments was primarily a result of the openings of The Cromwell in May 2014 and Horseshoe Baltimore in August 2014, and renovations at The LINQ Hotel & Casino, partially offset by lower revenues at Harrah's New Orleans as a result of the April 2015 smoking ban.
Income from operations for the six months ended June 30, 2015 was $303.1 million as compared to $9.0 million for the same period in 2014, which was an increase of $294.1 million. The increase in income from operations is primarily attributable to the decrease in the fair value of contingently issuable non-voting membership units. Excluding the impact of the change in fair value of contingently issuable non-voting membership units from both periods, income from operations for the six months ended June 30, 2015 increased by $130.8 million when compared to the same period in 2014 due to year over year growth in CIE as well as the openings of The Cromwell and Horseshoe Baltimore.
Adjusted EBITDA for the six months ended June 30, 2015 and 2014 was $308.4 million and $207.4 million, respectively. The increase of $101.0 million, or 48.7%, from the prior period was driven primarily by the income impact of increased revenues and improved marketing and operational expenses, partially offset by increased expenses resulting from the openings of The Cromwell and Horseshoe Baltimore.
Business Units Operating Results
Interactive Entertainment

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(In millions)	2015	2014		2015	2014
Net revenues	$186.2	$144.6	28.8%	$362.8	$268.8	35.0%
Income/(loss) from operations	54.3	(4.4)	N/M	94.9	0.9	N/M
Net income/(loss) from continuing operations	39.2	(1.8)	N/M	66.5	0.7	N/M
Net loss from discontinued operations	—	(0.6)	100.0%	—	(1.0)	100.0%
Adjusted EBITDA(1)	69.5	44.6	55.8%	132.1	75.7	74.5%
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(1)	See Reconciliation of Net Income/(Loss) from Continuing Operations to Adjusted EBITDA later in this release.
Second Quarter 2015 results compared with Second Quarter 2014
Interactive Entertainment net revenues increased by $41.6 million, or 28.8%, in the second quarter of 2015 as compared to the same period in 2014, resulting primarily from strong organic growth in CIE's social and mobile games due to the focus on conversion and monetization. Income from operations increased by $58.7 million in the second quarter of 2015 as compared to the same period in 2014, primarily driven by the increase in revenues partially offset by an increase in the change in fair value of contingent consideration recognized during the second quarter of 2014. Adjusted EBITDA increased by $24.9 million, or 55.8%, in the second quarter of 2015 as compared to the same period in 2014, driven by the income impact of increased revenues and reduced real money gaming marketing expenses.
Six Months Ended June 30, 2015 results compared with June 30, 2014
Interactive Entertainment net revenues increased by $94.0 million, or 35.0%, during the six months ended June 30, 2015 as compared to the same period in 2014, resulting primarily from strong organic growth in CIE's social and mobile games, as well as the inclusion of six months of activity from Pacific Interactive in 2015 as compared to four months of activity in 2014. Income from operations increased by $94.0 million during the six months ended June 30, 2015 as compared to the same period in 2014, primarily driven by the increase in revenues. Adjusted EBITDA increased by $56.4 million, or 74.5%, during the six months ended June 30, 2015 as compared to the same period in 2014, driven by the income impact of increased revenues and reduced real money gaming marketing expenses.
Performance Metrics - Interactive Entertainment
The table below shows the results of CIE's business based upon the financial metrics for the periods presented.

	For the Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
(In millions)	2015	2015	2014	2014	2014(1)
Revenues
Social and mobile games	$175.4	$167.6	$147.7	$151.3	$134.4
WSOP and online real money gaming	10.8	9.0	8.7	10.3	10.2
Total	$186.2	$176.6	$156.4	$161.6	$144.6

Adjusted EBITDA	$69.5	$62.6	$47.9	$53.4	$44.6
_____________________________________________________

(1)	Adjusted EBITDA has been recasted to reflect discontinued operations related to CIE.
The table below shows the results of CIE's social and mobile games business using operating metrics for the periods indicated. User statistics are presented in thousands of users and average revenue per user is presented in dollars.

	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014
Average Daily Active Users(1)	6,132	6,061	5,706	5,640	5,681
Average Monthly Active Users(1)	19,177	19,044	17,863	17,767	18,575
Average Monthly Unique Users(1)	17,918	17,803	16,508	16,472	16,794
Average Monthly Unique Payers(1)	796	762	657	595	539
Average Revenue Per User	$0.31	$0.31	$0.28	$0.29	$0.26
_____________________________________________________

(1)
CIE systems cannot always distinguish unique individuals playing games in multiple sessions in the same day or in a 30-day period ending with the measurement date, playing the same game across multiple platforms, or playing different titles offered by CIE. Thus, users who play multiple titles or multiple platforms may be counted as more than one user within the respective operating metrics.

During the second quarter of 2015, CIE’s social and mobile games business had approximately 796 thousand Average Monthly Unique Payers, or 4.4% of Average Monthly Unique Users on the social and mobile platforms, purchase virtual goods, which was an increase of approximately 123.3 basis points from the second quarter of 2014.
Casino Properties and Developments

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(In millions)	2015	2014 (1)		2015	2014
Net revenues	$390.0	$294.1	32.6%	$779.9	$586.1	33.1%
Income from operations	54.8	27.4	100.0%	105.3	63.2	66.6%
Adjusted EBITDA(2)	98.5	66.6	47.9%	187.8	138.2	35.9%
_____________________________________________________

(1)
The financial information herein includes the financial results for Bally's Las Vegas, The Cromwell, The LINQ Hotel & Casino and Harrah's New Orleans as if those businesses were combined into the CGP LLC reporting entity through the May 2014 acquisition dates and consolidated into CGP LLC after the May 2014 acquisition dates.

(2)	See Reconciliation of Net Income/(Loss) from Continuing Operations to Adjusted EBITDA later in this release.

Second Quarter 2015 results compared with Second Quarter 2014
Casino Properties and Developments net revenues for the second quarter of 2015 increased by $95.9 million, or 32.6%, when compared to the same period in 2014 primarily due to the openings of The Cromwell in May 2014 and Horseshoe Baltimore in August 2014, and renovations at The LINQ Hotel & Casino, partially offset by lower revenues at Harrah's New Orleans as a result of the April 2015 smoking ban. Total rated trips increased approximately 59.6% during the second quarter of 2015 when compared to the same period in 2014, primarily driven by a 66.6% increase for non-lodgers, and 9.2% increase for lodgers. Spend per trip decreased due to a decrease in spend per trip by lodgers. Gross casino hold also saw a positive variance, increasing from 11.4% for the quarter ended June 30, 2014 to 12.2% for the quarter ended June 30, 2015.
Room revenues for the second quarter of 2015 and 2014 were $82.5 million and $64.9 million, respectively. Cash average daily room rates for the second quarter of 2015 increased to approximately $120, or 11.1%, when compared to approximately $108 for the same period in 2014 primarily due to upgraded rooms at The LINQ Hotel & Casino. Average daily occupancy was 94.9% and 92.8% for the second quarter of 2015 and 2014, respectively. Revenue per available room ("RevPar") for the second quarter of 2015 and 2014 was $113 and $102, respectively, or an increase of 10.8%.
Food and beverage revenues for the second quarter of 2015 and 2014 were $66.0 million and $57.1 million, respectively. The increase of $8.9 million, or 15.6%, in food and beverage revenue was driven largely by new offerings that opened in 2014 across the portfolio including various new venues at The Cromwell and Horseshoe Baltimore.
Other revenues for the second quarter of 2015 were $42.8 million, as compared to $38.6 million for the same period in 2014. The increase of $4.2 million, or 10.9%, was primarily due to the openings of The Cromwell and Horseshoe Baltimore.
Income from operations for the second quarter of 2015 increased by $27.4 million, or 100.0%, when compared to the same period in 2014. The income impact of increased revenues was partially offset by the combination of operating expenses incurred after the openings of The Cromwell and Horseshoe Baltimore and management fee expenses incurred after the May 2014 acquisitions. Adjusted EBITDA for the second quarter of 2015 increased by $31.9 million, or 47.9%, when compared to the same period in 2014 primarily driven by increased revenues, partially offset by operating expenses incurred after the openings of The Cromwell and Horseshoe Baltimore.
Six Months Ended June 30, 2015 results compared with June 30, 2014
Casino Properties and Developments net revenues for the six months ended June 30, 2015 increased by $193.8 million, or 33.1%, when compared to the same period in 2014 primarily due to openings The Cromwell in May 2014 and Horseshoe Baltimore in August 2014, and renovations at The LINQ Hotel & Casino, partially offset by lower revenues at Harrah's New Orleans as a result of the April 2015 smoking ban. Total rated trips increased approximately 60.7% during the six months ended June 30, 2015 when compared to the same period in 2014, primarily driven by a 69.0% increase for non-lodgers, and 3.5% increase for lodgers. While spend per trip for lodgers and non-lodgers increased, the shift to non-lodgers who typically spend less caused combined spend per trip to decline. For the six months ended 2015, gross casino hold also saw a positive variance, increasing from 11.3% for the six months ended June 30, 2014 to 11.8% for the six months ended June 30, 2015.
Room revenues for the six months ended June 30, 2015 and 2014 were $156.8 million and $134.6 million, respectively. Cash average daily room rates for the six months ended June 30, 2015 increased to approximately $123, or 15.0%, when compared to approximately $107 for the same period in 2014 primarily due to upgraded rooms at The LINQ Hotel & Casino. Average daily occupancy was 93.3% and 91.3% for the six months ended June 30, 2015 and 2014, respectively. RevPar for the six months ended June 30, 2015 and 2014 was $114 and $100, respectively, or an increase of 14.0%.
Food and beverage revenues for the six months ended June 30, 2015 and 2014 were $134.3 million and $114.0 million, respectively. The increase of $20.3 million, or 17.8%, in food and beverage revenue was driven largely by new offerings that opened in 2014 across the portfolio including various new venues at The Cromwell and Horseshoe Baltimore.
Other revenues for the six months ended June 30, 2015 and 2014 were $79.0 million and $68.9 million, respectively. The increase of $10.1 million, or 14.7%, was primarily due to Drai's at The Cromwell and the opening of Horseshoe Baltimore.
Income from operations for the six months ended June 30, 2015 increased by $42.1 million, or 66.6%, when compared to the same period in 2014. The income impact of increased revenues was partially offset by the combination of operating expenses incurred after the openings of The Cromwell and Horseshoe Baltimore and management fee expenses incurred after the May 2014 acquisitions. Adjusted EBITDA for the six months ended June 30, 2015 increased by $49.6 million, or 35.9%, when compared to the same period in 2014 primarily driven by increased revenues, partially offset by operating expenses incurred after the openings of The Cromwell and Horseshoe Baltimore.

Liquidity and Capital Resources
CGP LLC's primary sources of liquidity include currently available cash and cash equivalents, cash flows generated from its operations and borrowings under the Caesars Growth Properties Holdings, LLC ("CGPH," an indirect, wholly-owned subsidiary of CGP LLC) term loan.
At June 30, 2015 and December 31, 2014, CGP LLC had cash and cash equivalents totaling $890.6 million and $944.1 million, respectively. Third-party debt outstanding at CGP LLC was $2,366.1 million as of June 30, 2015 and $2,311.3 million at December 31, 2014. This amount includes debt of the consolidated subsidiary CGPH of $2,045.8 million and $1,992.1 million for the respective periods. Related party debt outstanding includes CIE’s credit facility with Caesars Entertainment reflected in Current portion of long-term debt to related parties of $20.0 million at June 30, 2015, Long-term debt payable to related parties of $19.8 million at June 30, 2015 and $39.8 million at December 31, 2014.
Recent Developments for CGP LLC
On July 8, 2015, CIE repaid $20.0 million of revolver borrowings on its credit facility with Caesars Entertainment.
On July 15, 2015, CGPH repaid $15.0 million of revolver borrowings on its $150.0 million revolving credit agreement ("Revolving Credit Facility").
About Caesars Acquisition Company
Caesars Acquisition Company was formed to make an equity investment in Caesars Growth Partners, LLC, a joint venture between CACQ and Caesars Entertainment Corporation (NASDAQ: CZR), the world's most diversified casino entertainment provider and the most geographically diverse U.S. casino-entertainment company. CACQ is CGP LLC's managing member and sole holder of all of its outstanding voting units. For more information, please visit www.caesarsacquisitioncompany.com.
About Caesars Growth Partners, LLC
Caesars Growth Partners, LLC is a casino asset and entertainment company focused on acquiring and developing a portfolio of high-growth operating assets and equity and debt investments in the gaming and interactive entertainment industries. Through its two businesses, Interactive Entertainment and Casino Properties and Developments, CGP LLC focuses on acquiring or developing assets with strong value creation potential and leveraging interactive technology with its well-known online and mobile game portfolio and leading brands. Assets include Caesars Interactive Entertainment (with its social and mobile games, the World Series of Poker and regulated online real money gaming businesses), Planet Hollywood, Bally’s Las Vegas, The Cromwell, The LINQ Hotel & Casino, Harrah’s New Orleans and Horseshoe Baltimore. Through its relationship with Caesars Entertainment, CGP LLC has the ability to access Caesars Entertainment’s proven management expertise, brand equity, Total Rewards loyalty program and structural synergies. For more information, please visit www.caesarsacquisitioncompany.com.
Forward Looking Information
This release contains or may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue," or "pursue," or the negative of these words or other words or expressions of similar meaning that may identify forward-looking statements and are found at various places throughout this release. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this release, are based on our current expectations about future events and are estimates reflecting the best judgment of CAC and CGP LLC's management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of CAC and CGP LLC may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in CAC's reports filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein):

•
CAC and CGP LLC's dependence on Caesars Entertainment and its subsidiaries (including CES) to provide support and services, as well as CGP LLC's dependence on Caesars Entertainment’s and CES' senior management’s expertise and its participation in Caesars Entertainment’s Total Rewards loyalty program;

•	the effects of a default by Caesars Entertainment or CEOC on certain debt obligations;

•	Caesars Entertainment's interests may conflict with CAC and CGP LLC’s interests and Caesars Entertainment may possibly keep all potential development opportunities for itself;

•	the adverse effects due to the bankruptcy filing of CEOC and certain of its subsidiaries;

•
the effects if a third-party successfully challenges Caesars Entertainment or its affiliates' ownership of, or right to use, the intellectual property owned or used by subsidiaries of Caesars Entertainment, which CIE and CGP LLC license for use in its businesses;

•	CIE's reliance on subsidiaries of Caesars Entertainment to obtain online gaming licenses in certain jurisdictions, such as New Jersey;

•	the difficulty of operating CGP LLC’s business separately from Caesars Entertainment and managing that process effectively could take up a significant amount of management’s time;

•	CGP LLC's business model and short operating history;

•
CGP LLC's ability to realize the anticipated benefits of current or potential future acquisitions, including the transactions associated with the October 21, 2013 joint venture between subsidiaries of Caesars Entertainment and CAC, and the ability to timely and cost-effectively integrate assets, including the properties acquired in connection with the May 2014 asset purchase transactions, and companies that CGP LLC acquires into its operations;

•
the effect of any lawsuits against CAC, CGP LLC or CGPH related to the October 21, 2013 transactions, the May 2014 asset purchase transactions and the proposed CAC and Caesars Entertainment merger transaction;

•	the proposed merger between CAC and Caesars Entertainment may not be consummated on the terms contemplated or at all;

•	the adverse effects if extensive governmental regulation and taxation policies, which are applicable to CGP LLC, are enforced;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	the sensitivity of CGP LLC's business to reductions in discretionary consumer spending;

•	the rapidly growing and changing industry in which CGP LLC operates, such as CIE's social and mobile games business and internet gaming business;

•	any failure to protect CGP LLC’s trademarks or other intellectual property, such as CIE's ownership of the WSOP trademark;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors and operating and market competition, particularly the intense competition CGP LLC’s casino properties face in their respective markets;

•	the uncertainty surrounding whether CIE’s games, such as Slotomania, will retain their popularity;

•	CIE's reliance on a small portion of its total players for nearly all of its revenue from its social and mobile games;

•	CGP LLC's ability to expand into international markets in light of additional business, regulatory, operational, financial and economic risks associated with such expansion;

•
evolving regulations concerning the social and mobile games industry as well as data privacy, including, but not limited to, the effect of U.S. and foreign laws, some of which are unsettled and still developing;

•	the low barriers to entry and intense competition of the social and mobile games industry could have adverse effect on CIE and CGP LLC;

•	evolving U.S. and foreign laws could subject CIE to claims and prevent CIE from providing its current games to players or the ability to modify its games;

•
the effect on CGP LLC's business strategy if online real money gaming is not legalized in states other than Delaware, Nevada or New Jersey in the United States, is legalized in an unfavorable manner or is banned in the United States;

•	political and economic uncertainty created by terrorist attacks and other acts of war or hostility; and

•	the other factors set forth under "Risk Factors" in Part II, Item 1A of the CAC Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. CAC and CGP LLC disclaim any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ACQUISITION COMPANY
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$—	$—	$—	$—
Operating expenses	8.1	8.2	15.2	14.1
Loss from operations	(8.1)	(8.2)	(15.2)	(14.1)

Income from equity method investment in Caesars Growth Partners, LLC	24.4	21.3	48.6	30.6
Income before provision for income taxes	16.3	13.1	33.4	16.5
Provision for income taxes	(8.5)	(4.7)	(16.9)	(5.9)
Net income	7.8	8.4	16.5	10.6
Other comprehensive income, net of income taxes	—	—	—	—
Comprehensive income	$7.8	$8.4	$16.5	$10.6

Earnings per share
Basic	$0.06	$0.06	$0.12	$0.08
Diluted	$0.06	$0.06	$0.12	$0.08
Weighted average common shares outstanding
Basic	136.4	135.8	136.4	135.8
Diluted	137.7	135.8	137.4	135.8

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Interactive Entertainment
Social and mobile games	$175.4	$134.4	$343.0	$250.1
WSOP and online real money gaming	10.8	10.2	19.8	18.7
	186.2	144.6	362.8	268.8
Casino Properties and Developments
Casino	244.7	175.7	503.7	353.9
Food and beverage	66.0	57.1	134.3	114.0
Rooms	82.5	64.9	156.8	134.6
Other	42.8	38.6	79.0	68.9
Less: casino promotional allowances	(46.0)	(42.2)	(93.9)	(85.3)
	390.0	294.1	779.9	586.1
Net revenues	576.2	438.7	1,142.7	854.9
Operating expenses
Interactive Entertainment - Direct
Platform fees	51.3	41.0	100.0	76.3
Casino Properties and Developments - Direct
Casino	131.3	92.8	273.5	184.3
Food and beverage	30.8	27.7	61.4	52.2
Rooms	21.5	17.6	40.2	36.4
Property, general, administrative and other	173.3	160.4	354.7	321.0
Write-downs, reserves, and project opening costs, net of recoveries	3.5	8.4	6.6	22.0
Management fees to related parties	17.5	8.7	31.0	11.6
Depreciation and amortization	45.9	32.8	87.0	61.0
Change in fair value of contingently issuable non-voting membership units	2.7	(27.6)	(114.8)	48.5
Change in fair value of contingent consideration	—	31.9	—	32.6
Total operating expenses	477.8	393.7	839.6	845.9
Income from operations	98.4	45.0	303.1	9.0
Interest expense, net of interest capitalized	(47.6)	(62.4)	(95.8)	(79.6)
Interest income	—	—	—	1.0
Interest income - related party	—	51.3	—	100.1
Loss on extinguishment of debt	—	(23.2)	—	(23.8)
Other expense, net	—	—	(1.0)	—
Income from continuing operations before provision for income taxes	50.8	10.7	206.3	6.7
Provision for income taxes	(13.8)	(0.2)	(25.2)	(9.8)
Income/(loss) from continuing operations	37.0	10.5	181.1	(3.1)
Discontinued operations
Loss from discontinued operations	—	(16.1)	—	(16.9)
Benefit from income taxes related to discontinued operations	—	15.5	—	15.9
Net loss from discontinued operations	—	(0.6)	—	(1.0)
Net income/(loss)	37.0	9.9	181.1	(4.1)
Less: net (income)/loss attributable to non-controlling interests	(2.4)	2.9	(2.3)	9.4
Net income attributable to Caesars Growth Partners, LLC	$34.6	$12.8	$178.8	$5.3

CAESARS GROWTH PARTNERS, LLC
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(UNAUDITED)

Adjusted Earnings before Interest income/expense, Income Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure that is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of capital decisions made for the long-term benefit of CGP LLC. Because not all companies use identical calculations, the presentation of CGP LLC's EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	For the Three Months Ended June 30, 2015
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income/(loss) from continuing operations	$39.2	$7.7	$(9.9)	$37.0
Provision for income taxes	13.8	—	—	13.8
Income/(loss) from continuing operations before income taxes	53.0	7.7	(9.9)	50.8
Interest expense, net of interest capitalized	1.3	47.1	(0.8)	47.6
Depreciation and amortization	7.8	38.1	—	45.9
EBITDA	62.1	92.9	(10.7)	144.3
Write-downs, reserves and project opening costs, net of recoveries (1)	—	3.5	—	3.5
Change in fair value of contingently issuable non-voting membership units (2)	—	—	2.7	2.7
Stock-based compensation (4)	6.6	1.1	—	7.7
Other (5)	0.8	1.0	0.4	2.2
Adjusted EBITDA	$69.5	$98.5	$(7.6)	$160.4

	For the Three Months Ended June 30, 2014
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income/(loss) from continuing operations	$(1.8)	$(61.9)	$74.2	$10.5
Provision for income taxes	(3.9)	4.1	—	0.2
Income/(loss) from continuing operations before income taxes	(5.7)	(57.8)	74.2	10.7
Interest expense, net of interest capitalized	1.3	62.0	(0.9)	62.4
Interest income, including related party	—	—	(51.3)	(51.3)
Depreciation and amortization	7.5	25.2	0.1	32.8
EBITDA	3.1	29.4	22.1	54.6
Loss on extinguishment of debt	—	23.2	—	23.2
Write-downs, reserves and project opening costs, net of recoveries (1)	—	8.4	—	8.4
Change in fair value of contingently issuable non-voting membership units (2)	—	—	(27.6)	(27.6)
Change in fair value of contingent consideration (3)	31.9	—	—	31.9
Acquisition and integration costs	0.6	5.4	(0.2)	5.8
Stock-based compensation (4)	8.1	—	—	8.1
Other (5)	0.9	0.2	—	1.1
Adjusted EBITDA	$44.6	$66.6	$(5.7)	$105.5

	For the Six Months Ended June 30, 2015
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income from continuing operations	$66.5	$11.1	$103.5	$181.1
Provision for income taxes	25.2	—	—	25.2
Income from continuing operations before income taxes	91.7	11.1	103.5	206.3
Interest expense, net of interest capitalized	3.2	94.2	(1.6)	95.8
Depreciation and amortization	15.6	71.4	—	87.0
EBITDA	110.5	176.7	101.9	389.1
Other expense, net	—	—	1.0	1.0
Write-downs, reserves and project opening costs, net of recoveries (1)	—	6.6	—	6.6
Change in fair value of contingently issuable non-voting membership units (2)	—	—	(114.8)	(114.8)
Acquisition and integration costs	—	0.3	—	0.3
Stock-based compensation (4)	19.7	2.0	—	21.7
Other (5)	1.9	2.2	0.4	4.5
Adjusted EBITDA	$132.1	$187.8	$(11.5)	$308.4

	For the Six Months Ended June 30, 2014
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income/(loss) from continuing operations	$0.7	$(50.7)	$46.9	$(3.1)
(Provision for)/benefit from income taxes	(1.8)	11.6	—	9.8
Income/(loss) from continuing operations before income taxes	(1.1)	(39.1)	46.9	6.7
Interest expense, net of interest capitalized	2.0	78.5	(0.9)	79.6
Interest income, including related party	—	—	(101.1)	(101.1)
Depreciation and amortization	13.6	47.3	0.1	61.0
EBITDA	14.5	86.7	(55.0)	46.2
Loss on extinguishment of debt	—	23.8	—	23.8
Write-downs, reserves and project opening costs, net of recoveries (1)	—	22.0	—	22.0
Change in fair value of contingently issuable non-voting membership units (2)	—	—	48.5	48.5
Change in fair value of contingent consideration (3)	32.6	—	—	32.6
Acquisition and integration costs	0.6	5.4	—	6.0
Stock-based compensation (4)	26.4	—	—	26.4
Other (5)	1.6	0.3	—	1.9
Adjusted EBITDA	$75.7	$138.2	$(6.5)	$207.4

	Interactive Entertainment
(In millions)	Three Months Ended December 31, 2014	Three Months Ended September 30, 2014
Net loss from continuing operations	$(18.7)	$(2.9)
Provision for income taxes	17.0	21.1
Income/(loss) from continuing operations before income taxes	(1.7)	18.2
Interest expense, net of interest capitalized	2.0	1.8
Depreciation and amortization	7.6	7.3
EBITDA	7.9	27.3
Other expense, net	—	0.1
Write-downs, reserves and project opening costs, net of recoveries	—	2.5
Change in fair value of contingent consideration (3)	—	0.1
Acquisition and integration costs	1.1	0.3
Stock-based compensation (4)	38.3	22.0
Other (5)	0.6	1.1
Adjusted EBITDA	$47.9	$53.4
_____________________________________________________

(1)	Amounts primarily represent development costs related to the construction of The Cromwell, Horseshoe Baltimore, and The LINQ Hotel & Casino.

(2)
Amounts represent the change in fair value of contingently issuable membership units associated with the CIE earn-out calculation related to the transactions establishing CGP LLC. The total liability represents the estimated fair value of CGP LLC non-voting membership units to be issued to a subsidiary of Caesars Entertainment.

(3)	Amount represents the change in fair value of contingent consideration for CIE acquisitions.

(4)	Amounts represent stock-based compensation expense related to stock options, restricted stock and restricted stock units.

(5)	Amounts represent other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified, such as lobbying expenses.